Exhibit (a)(2)

BLACKROCK VARIABLE SERIES FUNDS II, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK VARIABLE SERIES FUNDS II, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue One Billion Seven Hundred Million (1,700,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock High Yield V.I. Fund
Class I	200,000,000
Class II	100,000,000
Class III	100,000,000
BlackRock Total Return V.I. Fund
Class I	600,000,000
Class II	100,000,000
Class III	100,000,000
BlackRock U.S. Government Bond V.I. Fund
Class I	300,000,000
Class II	100,000,000
Class III	100,000,000

Total:	1,700,000,000

All shares of all classes of the capital stock of the Corporation have a par value of $0.0001 per share and an aggregate par value of One Hundred Seventy Thousand Dollars ($170,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-105(c) of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies the following as authorized but unissued shares of the Corporation’s common stock, par value $0.0001 per share, without designation as to class or series:

BlackRock High Yield V.I. Fund

Class II

BlackRock Total Return V.I. Fund

Class II

BlackRock U.S. Government Bond V.I. Fund

Class II

THIRD: After the reclassification of authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue One Billion Seven Hundred Million (1,700,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock High Yield V.I. Fund
Class I	200,000,000
Class III	100,000,000
BlackRock Total Return V.I. Fund
Class I	600,000,000
Class III	100,000,000
BlackRock U.S. Government Bond V.I. Fund
Class I	300,000,000
Class III	100,000,000

Total:	1,400,000,000

The remainder of the authorized capital stock of the Corporation, Three Hundred Million (300,000,000) shares, is not designated or classified as to any class or series. All shares of capital stock of the Corporation will have a par value of $0.0001 per share and an aggregate par value of One Hundred Seventy Thousand Dollars ($170,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK VARIABLE SERIES FUNDS II, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 28th day of November 2018.

Attest:		BLACKROCK VARIABLE SERIES FUNDS II, INC.
/s/ Benjamin Archibald	By:	/s/ John M. Perlowski
Benjamin Archibald		John M. Perlowski
Secretary		President and Chief Executive Officer